Exhibit 8

                 [WILLIAMS, MULLEN, CLARK & DOBBINS LETTERHEAD]



                                  July __, 1999


Board of Directors
Southern Financial Bancorp, Inc.
37 E. Main Street
Warrenton, Virginia 22186

Board of Directors
The Horizon Bank of Virginia
140 Park Street, SE
Vienna, Virginia  22180

         Re:   Tax Opinion - Merger of The Horizon Bank of Virginia
               with  and  into  Southern   Financial   Bank  a  wholly  owned
               subsidiary of Southern Financial Bancorp, Inc.

Ladies and Gentlemen:

         You have requested our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of The Horizon Bank of Virginia ("HBV") with and into Southern Financial Bank ("Surviving Bank") a wholly owned subsidiary of Southern Financial Bancorp, Inc. ("SFB") pursuant to the Agreement and Plan of Reorganization, dated May 3, 1999, between these parties. Our opinion is given pursuant to Section 6.1(d) of the Agreement and Plan of Reorganization.

                                     FACTS:

         HBV is a corporation and state bank organized under Virginia law. HBV's principal executive offices are located at 140 Park Street, SE, Vienna, Virginia 22180.

         SFB is a Virginia corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended. Surviving Bank, a wholly owned subsidiary of SFB, is a corporation and state bank organized under Virginia law. SFB's principal executive office is located at 37 E. Main Street, Warrenton, Virginia 22186

         Pursuant to the Agreement and Plan of Reorganization, HBV will be merged with and into Surviving Bank in accordance with the provisions of Title
13.1 of the Code of Virginia

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of  1950,  as  amended.   Each  outstanding  share  of  HBV  common  stock  will
automatically become and be converted into 0.63 shares of SFB common stock. Cash will be paid in lieu of fractional shares. After the Merger, Surviving Bank will continue its existing business and operations as a wholly owned subsidiary of SFB.

         In connection with this opinion, we have reviewed (i) the Agreement and Plan of Reorganization, (ii) SFB's Registration Statement on Form S-4, dated July __, 1999, including the Prospectus and Joint Proxy Statement contained therein, and (iii) such other documents concerning the Merger as we have deemed necessary ((i), (ii), and (iii) collectively, the "Merger Documents"). With respect to the various factual matters material to our opinions, we have relied upon certificates of certain officers of and HBV and SFB (the "Officers' Certificates"). We have assumed the correctness of the factual matters contained in such reliance sources and have made no independent investigation for the purpose of confirming that such factual matters are correct. As to all matters in which a person or entity has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no plan, intention, understanding or agreement. We have also assumed that the Merger will be consummated in accordance with the Agreement and Plan of Reorganization.

         We have assumed (i) the genuineness of all signatures on the Merger Documents, (ii) the due authorization, execution, and delivery of all documents and the validity and binding effect thereof, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals from which the copies were made, and (v) the legal capacity of natural persons.

                                    OPINION:

         Based  on  the   foregoing   and   subject  to  the   limitations   and
qualifications set forth herein, we give our opinion as follows:

1. The Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code (the "Code"), and HBV and SFB will each qualify as a "party to a reorganization" within the meaning of Section 368 (b) of the Code.

2. No gain or loss will be recognized for federal tax purposes by HBV or SFB as a result of the Merger.

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3.       No gain or loss will be  recognized  for  federal  tax  purposes by the shareholders of HBV as a result of the exchange of their common stock solely for the common stock of SFB.

4. Any shareholder of HBV who receives cash in lieu of a fractional share interest shall be treated as receiving a payment in redemption of such fractional interest subject to the provisions of Section 302 of the Code. Gain or loss will be realized and recognized to such shareholder measured by the difference between the redemption price and the portion of the shareholder's basis in HBV stock allocable to such fractional share interest.

5.       The  aggregate  tax basis of the shares of SFB stock  received  by each
shareholder   of  HBV  will  be  equal  to  the  aggregate  tax  basis  of  such shareholder's shares of HBV stock surrendered therefor in the Merger.

6. The holding period under Section 1223 of the Code for the shares of SFB stock received by each shareholder of HBV will include the holding period for the shares of HBV stock of such shareholder surrendered therefor in the Merger, provided that the HBV shareholder held such stock as a capital asset on the date of the Merger.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and other authorities as we have considered relevant. Our opinion is limited to the federal tax law of the United States of America and is expressed as of the date hereof. We do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in law which hereafter occurs. Our opinions are limited to the matters expressly stated; no opinion is implied or may be inferred beyond such matters.

         Our opinion expressed herein is made in connection with the Merger and is solely for the benefit of HBV, SFB and its shareholders. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, which has been filed by SFB with the Securities and Exchange Commission, and to the reference to our firm under the caption "Certain Federal Income Tax Consequences" in the Prospectus and Proxy Statement forming a part of the Registration Statement. This opinion may not, without our prior written consent, be otherwise distributed or relied upon by any other person, filed with any other government agency or quoted in any other document.

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                                      Very truly yours,

                                      WILLIAMS, MULLEN, CLARK & DOBBINS



                                      By:______________________________